                        AGREEMENT FOR PURCHASE AND SALE

                                    between

                            RESOURCE AMERICA, INC.,
                                  as Purchaser

                                      and


               THE DAI-ICHI KANGYO BANK, LIMITED, NEW YORK BRANCH,
                                   as Seller



                              DATE: March 4, 1998

                         AGREEMENT FOR PURCHASE AND SALE



         THIS AGREEMENT FOR PURCHASE AND SALE (as more particularly defined in
Section 1.1, this "Agreement") is dated as of the 4th day of March, 1998, by and between THE DAI-ICHI KANGYO BANK, LIMITED, NEW YORK BRANCH (as more particularly defined in Section 1.1, "Seller") and RESOURCE AMERICA, INC. (as more particularly defined in Section 1.1, "Purchaser").


                             ARTICLE I - DEFINITIONS

         Section 1.1 Definitions. Seller and Purchaser hereby agree that the following terms shall have the meanings hereinafter set forth, such definitions to be applicable equally to the singular and plural forms, and to the masculine and feminine forms, of such terms:

                  "Agreement" shall mean this Agreement for Purchase and Sale, as amended or supplemented from time to time in writing by the parties hereto in accordance with the terms hereof.

                  "Bankruptcy Code" shall mean the United States Bankruptcy Code, 11 U.S.C. ss.ss. 101, et seq., as amended or supplemented from time to time.

                  "Bankruptcy Proceeding" shall mean the bankruptcy proceeding of Debtor, styled In re The Avenue All Stars Limited Partnership, Case No. 97-1386, commenced July 25, 1997, before the United States Bankruptcy Court for the District of Columbia.

                  "Broker" shall mean Cassidy Pinkard/Sonnenblick Goldman and its successors and assigns.

                  "Cash" shall mean cash in United States coin or currency, or cash equivalents, including wire transfers of funds, constituting legal tender for the payment of public and private debts.

                  "Cash Collateral Order" shall mean that certain Consent Order Authorizing Use of Rents entered on or about September 17, 1997 in the Bankruptcy Proceeding, as amended by that certain Order Granting Joint Motion to Extend Consent Order Authorizing Use of Rents entered on or about February 24, 1998 in the Bankruptcy Proceeding.

                  "Claims, Rights and Benefits" shall mean, collectively, (a) the claims, as defined in Section 101(5) of the Bankruptcy Code, of Seller against Debtor, including those claims described by the Proof of Claim ("Lender's Claims"), and (b) any and all rights and benefits accruing to Seller on account of the Lender's Claims, including any and all rights

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                                       -2-

and benefits accruing under the Plan, the Cash Collateral Order, the Confirmation Order and otherwise in the Bankruptcy Proceeding, to the full extent such claims, rights and benefits are assignable; provided, however, that Seller hereby reserves and retains (i) jointly with Purchaser, the Reserved Claims, and (ii) exclusively unto Seller, the Retained Rights and Payments.

                  "Closing" shall mean the consummation of the purchase, assignment, assumption and other transactions contemplated by this Agreement in accordance with Article IV.

                  "Closing Costs" shall have the meaning of the same defined term set forth in Section 3.3.

                  "Closing Date" shall mean March 13, 1998 at 10:00 a.m., Eastern Standard Time, TIME BEING OF THE ESSENCE, or such other date and time as may be agreed upon by written instrument executed by Seller and Purchaser.

                  "Confirmation Order" shall mean the Order Confirming Lender's Plan of Reorganization for Debtor entered February 24, 1998 in the Bankruptcy Proceeding.

                  "Debtor" shall mean collectively and severally, The Avenue All Stars Limited Partnership, a limited partnership existing and operating under the laws of the District of Columbia and the debtor in the Bankruptcy Proceeding, and its nominees and agents, the Titleholders, and their respective legal representatives, successors and assigns.

                  "Debtor Parties" shall mean collectively and severally, the Debtor, the Titleholders, Andrea Woodner, Diane Woodner, the Partners (as that term is defined in the Plan), any Person claiming by, through or under any of the foregoing, any insiders of the foregoing, and all other Persons guarantying or acting as sureties, providing security or otherwise liable for the payment or performance of any or all of the obligations evidenced or secured by the Loan Documents, and their respective legal representatives, successors and assigns.

                  "Disbursing Agent" shall mean Commercial Title Group, Ltd., as disbursing agent under the Disbursing Agreement and/or Liquidating Trust Agreement and Plan, and its legal representatives, successors and assigns.

                  "Disbursing Agreement" shall have the meaning of the same defined term set forth in the Plan.

                  "Due Diligence" shall have the meaning of the same defined term set forth in Section 2.4.


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                                       -3-

                  "Earnest Money" shall mean the sum of Twelve Million Eight Hundred Twenty Five Thousand Dollars ($12,825,000) [Fifteen Percent (15%) of Purchase Price], together with any and all interest that may accrue thereon under the Escrow Agreement, all of which is to be applied, refunded and/or retained pursuant to Sections 3.5, 7.1 and/or 7.2.

                  "Effective Date" shall mean the date on which each and all of the conditions precedent to the effectiveness of this Agreement are satisfied in accordance with Section 8.16.

                  "Escrow Agent" shall mean Hutton Ingram Yuzek Gainen Carroll & Bertolotti, in its capacity as escrow agent under the Escrow Agreement, and its successors and assigns.

                  "Escrow Agreement" shall mean the Escrow Agreement dated of even date herewith by and among Purchaser, Seller and Escrow Agent.

                  "Financing" shall mean, individually and collectively, any financing and/or other funding arrangements of any kind or nature whatsoever, whether direct or indirect, private or public, interim or long term, structured as debt or equity, secured or unsecured, pursuant to repurchase agreements or reverse repurchase agreements, and whether for purposes of acquisition, ownership, holding, warehousing, securitization or otherwise, together with the rights and obligations of the holders thereof and payments and distributions thereon and proceeds therefrom.

                  "Governmental Authority" shall mean the United States, any State, Commonwealth, District, Territory, municipality, foreign state, or other foreign or domestic government, or department, agency, board, commission, or instrumentality of any of the foregoing, including any "Governmental Unit" as that term is defined in the Plan.

                  "Information" shall mean, individually and collectively, all documents, reports, studies, materials and other information of any kind or nature whatsoever, whether relating to the Loan Documents, Claims, Rights and Benefits, Obligations, Plan, Bankruptcy Proceeding, any and all orders, consents, judgments and decrees entered in the Bankruptcy Proceeding (including the Cash Collateral Order and Confirmation Order), Debtor Parties, Property or otherwise and provided by any of the Seller Parties, whether prior to or after the date hereof, in whatsoever form.

                  "Insolvency Proceedings" shall mean any reorganization, liquidation, dissolution, receivership or other actions or proceedings under the Bankruptcy Code or any other federal, state or local laws affecting the rights of debtors and/or creditors generally, whether voluntary or involuntary and including proceedings to set aside or avoid any transfer of an interest in property or obligations, whether denominated as a fraudulent conveyance, preferential transfer or otherwise, or to recover the value thereof or to charge, encumber or impose a lien thereon.

                  "Insolvent" shall have the meaning of the same defined term set forth in Section 101(32) of the Bankruptcy Code.

                  "JAD" shall mean JAD Associates, a New York general partnership, and its successors and assigns, including, without limitation, JAD Associates, L.L.C.

                  "Land Records" shall mean the Recorder of Deeds Office of the District of Columbia.

                  "Liabilities" shall mean, individually and collectively, any and all claims, controversies, disputes, demands, losses, damages, liabilities, costs and expenses (including reasonable attorneys' and legal assistants' fees and expenses, whether incurred in connection with nonjudicial action, prior to trial, at trial, or on appeal or review or in settlement) incurred by or asserted against Purchaser or Seller, as the case may be, whether grounded in contract, statute (including the Securities Laws), tort or otherwise, at law or in equity.

                  "Liquidating Trust Agreement" shall have the meaning of the same defined term set forth in the Plan.

                  "Loan" shall mean the loan evidenced by the Loan Documents.

                  "Loan Documents" shall mean, collectively, each and all of the documents listed on the attached Exhibit A.

                  "Net Cash Collateral" shall have the meaning of the same defined term set forth in the Plan.

                  "Note" shall mean, collectively, the promissory notes identified on Exhibit A constituting part of the Loan Documents.

                  "Obligations" shall mean, individually and collectively, any and all Liabilities, obligations, duties, covenants or agreements of Seller or Purchaser (as assignee of Seller pursuant to this Agreement) under or with respect to or in any way arising out of or relating to the Loan Documents, Claims, Rights and Benefits, Plan, Bankruptcy Proceeding, any and all orders, consents, judgments and decrees entered in the Bankruptcy Proceeding (including the Cash Collateral Order and Confirmation Order), the Debtor Parties, and/or the Property.

                  "Person" shall mean an individual, estate, trust, trustee, receiver, partnership, limited liability partnership, corporation, limited liability company, depository institution (including federal or state savings banks, saving and loan associations and credit unions), Governmental Authority, or other legal entity, including any "Person" as that term is defined in the Plan.

                  "Petition Date" shall mean July 25, 1997.

                  "Plan" shall mean that certain Lender's Plan Of Reorganization For Debtor dated February 11, 1998, a copy of which is attached to the Confirmation Order, including modifications, if any, permitted under this Agreement.

                  "Pre-Petition Rents" shall have the meaning of the same defined term set forth in the Plan.

                  "Proof of Claim" shall mean the Proof of Claim (Including Secured and Unsecured Claims, Liquidated and Unliquidated Amounts, and Contingent and Non-Contingent Claims) filed on or about December 8, 1997 by Seller in the Bankruptcy Proceeding.

                  "Property" shall have the meaning of the same defined term set forth in the Plan.

                  "Purchase Price" shall have the meaning set forth in Section 3.1(b).

                  "Purchaser" shall mean Resource America, Inc., a Delaware corporation, and its legal representatives, successors and assigns.

                  "Purchaser Parties" shall mean, jointly and severally, Purchaser, each and all of its affiliates, subsidiaries, shareholders, officers, directors, employees and agents, and each and all of their respective legal representatives, successors and assigns.

                  "Purchaser's Condition Precedent" shall have the meaning of the same defined term set forth in Section 2.3.

                  "Purchaser's Default" shall mean the occurrence of any of the following: (a) except as set forth in (b) below, any breach by Purchaser of any of its covenants, obligations, liabilities or duties hereunder, or in any documents or certificates executed and delivered by any of the Purchaser Parties in connection herewith; (b) any failure by Purchaser to pay all or any portion of the Purchase Price or the other closing funds required to be paid by Purchaser, or to execute and deliver all or any portion of the Transfer Documents to be delivered by any of the Purchaser Parties, as and when due, and in the manner required, by this Agreement, without notice or the opportunity for cure;

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                                       -6-

and (c) any of Purchaser's representations and warranties prove to be false in any material respect as of the date deemed to be made.

                  "Rents" shall have the meaning of the same defined term set forth in the Plan.

                  "Reserved Claims" shall mean, collectively, the rights to and benefits of or under all settlements, stipulations, protections, releases, waivers, covenants not to sue, discharges, and relinquishment of defenses, offsets, set-offs, claims and counterclaims of the Debtor Parties, and other provisions set forth in the Plan and any and all orders, consents, judgments and decrees entered in the Bankruptcy Proceeding (including the Cash Collateral Order and Confirmation Order) as they relate to or affect the period prior to Closing and/or Seller in any respect, neither Purchaser nor Seller being entitled to waive, discharge or modify any of the foregoing rights, benefits and other provisions in a manner which would affect the rights, benefits and interests of the other party following Closing, but specifically excluding the Retained Rights and Payments which are reserved and retained exclusively and solely unto Seller.

                  "Retained Rights and Payments" shall have the meaning of the defined term set forth in Section 3.2.

                  "Securities Laws" shall mean, individually and collectively, the Securities Act of 1933, the Securities Exchange Act of 1934, and any and all other laws, regulations, rules, orders and decrees of any Governmental Authorities governing the issuance, sale, marketing, exchange or disposition of Securities, as any of the foregoing are amended from time to time.

                  "Security(ies)" shall have the meaning of the same defined term in any Securities Laws, including the meaning for such term set forth in section 77(b)(1) of the Securities Act of 1933 (15 U.S.C. ss. 77(b)(1)), section 3(a)(10) of the Securities Exchange Act of 1934 (15 U.S.C. ss. 78(c)(10)), and
Section 101(49)(A) of the Bankruptcy Code, and shall further include, without limitation, individually and collectively: note; stock; treasury stock; share in a corporation (whether or not transferable or denominated "stock" or similar security); bond; debenture; evidence of indebtedness; collateral trust certificate; pre-organization certificate or subscription; transferable share; voting trust certificate; certificate of deposit; certificate of deposit for security; investment contract; certificate of interest or participation in a profit sharing agreement or trust or in a royalty, lease, contract or other interest; interests in a partnership; any legal or beneficial interest in a trust or pooling or custodial agreement; any claim, interest or instrument commonly known as a "security" or otherwise defined as a "security" under any Securities Laws; certificate of interest or participation in, temporary or interim certificate for, guarantee of, receipt for, warrant or right to subscribe to or purchase or sell any of the foregoing; whether in the nature of debt or equity, and whether or not the subject of a registration statement filed with the Securities and Exchange Commission or exempt under Securities Laws from the requirement to file such a statement, together with the rights and obligations of the holders thereof and the payments and distributions thereon and the proceeds therefrom.

                  "Seller" shall mean THE DAI-ICHI KANGYO BANK, LIMITED, NEW YORK BRANCH, a Japanese banking corporation licensed to operate a branch under the laws of the State of New York, and its legal representatives, successors and assigns (excluding Purchaser).

                  "Seller Parties" shall mean, collectively, Seller, each and all of its affiliates, subsidiaries, officers, directors, employees and agents, and each and all of the respective legal representatives, successors and assigns of any of the foregoing (excluding Purchaser).

                  "Seller's Conditions Precedent" shall have the meaning set forth in Section 2.2.

                  "Seller's Default" shall mean the occurrence of any of the following: (a) any breach by Seller of any of its covenants, obligations, liabilities or duties hereunder, or in any documents or certificates executed and delivered by any of the Seller Parties, in connection herewith; or (b) any of Seller's representations and warranties prove to be false in any material respect as of the date deemed to be made.

                  "Titleholders" shall mean, individually and collectively, JAD and the Woodner Estate, in their capacities as agents and nominees of the Debtor.

                  "Transfer" shall mean, individually and collectively, any conveyance, sale, assignment, transfer, lease (other than in the ordinary course of business to tenants), hypothecation, encumbrance, pledge, mortgage (including security deed, deed of trust and security interest), charge or alienation of any kind or nature whatsoever, or any offer or agreement to do any of the foregoing, whether direct or indirect, private or public, voluntary or involuntary, by operation of law or otherwise, with or without the consent of the Seller Parties.

                  "Transfer Documents" shall have the meaning set forth in
Section 4.2.

                  "Woodner Estate" shall mean the estate of Ian Woodner, now deceased, and his/its legal representatives, executors and executrixes.

         Section 1.2 Rules of Construction. Article and Section captions used in this Agreement are for convenience only and shall not affect the construction of the Agreement. All references to "Articles" and "Sections" without reference to a document other than this Agreement are intended to designate articles and sections of this Agreement, and the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article or Section, unless specifically designated otherwise. The use of the terms: "including" shall mean in all cases "including but not limited to," unless specifically designated otherwise; and "legal representatives" shall mean any trustee, receiver, custodian and/or any other Person appointed or authorized to act in a representative capacity by a court or any other governmental or quasi-governmental entity, whether appointed pursuant to the Bankruptcy Code or otherwise. No rules of construction against the drafter of this Agreement shall apply in any interpretation or enforcement of this Agreement, any documents or certificates executed pursuant hereto, or any provisions of any of the foregoing.


                     ARTICLE II - TERMS OF PURCHASE AND SALE

         Section 2.1 Agreement to Purchase and Sell. Subject to and in accordance with the terms and conditions set forth in this Agreement, Seller agrees to sell, transfer and assign, without recourse, representation or warranty (other than as expressly set forth in Section 6.2), and Purchaser agrees to purchase, assume and perform, all of Seller's right, title and interest in, to and under the Loan Documents and Claims, Rights and Benefits and the Obligations from and after Closing. Notwithstanding the foregoing, Seller shall reserve, and retain jointly with Purchaser, the Reserved Claims, and Seller shall reserve and retain exclusively unto itself the Retained Rights and Payments, subject to the provisions of Section 3.2.

         Section 2.2 Seller's Conditions Precedent to Sale. Seller's obligation to sell the Loan Documents and Claims, Rights and Benefits in accordance with
Section 2.1 is hereby conditioned upon full and complete satisfaction, or written waiver signed by Seller, in its sole discretion, of each and all of the following conditions precedent (individually, "Seller's Condition Precedent" and collectively, "Seller's Conditions Precedent") as of the date(s) specified below for each such Seller's Condition Precedent, TIME BEING OF THE ESSENCE:

                               (i)    at all times prior to and as of the
Closing Date, no Purchaser's Default shall have occurred hereunder;

                               (ii) at all times prior to and as of the Closing
Date, no assignment or other Transfer, or attempted or purported assignment or other Transfer, by Purchaser (or any permitted assignee under Section 8.1(b), if applicable) of this Agreement, or any of Purchaser's rights, benefits or obligations hereunder, shall have occurred, without the prior written consent of Seller and strict compliance with the provisions of Section 8.1(b), provided however, nothing herein shall be construed to prohibit Purchaser from encumbering any of the assets purchased pursuant hereto upon Closing;

                               (iii) at all times prior to and as of the Closing
Date, Purchaser shall have unconditionally and irrevocably, fully, strictly and timely performed and satisfied each and all of its covenants and obligations hereunder in accordance with the terms hereof, and each and all of its representations, warranties and certifications made herein shall be true and complete in all respects;

                               (iv) on or before the Closing Date, Purchaser
shall have delivered to Seller each and all of the Transfer Documents to be executed and delivered by Purchaser and the full Purchase Price (taking into account any credit for Earnest Money) together with any and all other sums that are to be paid by Purchaser pursuant to Sections 3.1 and 3.3;

                               (v) on or before the Closing Date, Purchaser
shall have deposited with Disbursing Agent, to be held and disbursed in accordance with the Disbursing Agreement and/or Liquidating Trust Agreement, the sum of $1,450,000 payable to the Holders of Interests in Class III (as all such terms are defined in the Plan); and,

                               (vi) at all times, no Insolvency Proceedings
shall have been commenced by or against the Purchaser.

In the event each and all of the Seller's Conditions Precedent are not fully and completely satisfied, or waived by Seller, in its sole discretion (the consummation of the transactions contemplated hereby being deemed a waiver by Seller of such Seller's Condition Precedent as a condition precedent but not of any rights or remedies Seller may have on account of Purchaser's failure to satisfy such Seller's Condition Precedent), on or before the Closing Date, TIME BEING OF THE ESSENCE, Seller's obligation to sell, assign, transfer or otherwise convey all or any portion of its right, title and interest in, to and under the Loan Documents and/or Claims, Rights and Benefits shall be deemed, without notice, grace or further act of any party, to be automatically null and void and of no force or effect, and Seller shall have no liability hereunder or otherwise for failing to sell, assign, transfer or otherwise convey any of the foregoing. The Seller's Conditions Precedent set forth in this Section 2.2, and each of them, shall inure solely to the benefit of Seller, and no other Person, including Purchaser, shall have any right to waive or defer any of the conditions specified herein.

         Section 2.3 Purchaser's Condition Precedent to Sale. Purchaser's obligation to acquire the Loan Documents and Claims, Rights and Benefits in accordance with Section 2.1 is hereby conditioned upon full and complete satisfaction, or written waiver signed by Purchaser, in its reasonable discretion, of the following condition precedent ("Purchaser's Condition Precedent") as of the date specified below for such Purchaser's Condition
Precedent:

                               (i)  at all times prior to and as of the Closing
Date, no Seller's Default shall have occurred hereunder;

                               (ii) at all times prior to and as of the Closing
Date, Seller shall have unconditionally and irrevocably, fully, strictly and timely performed and satisfied each and all of its covenants and obligations hereunder in accordance with the terms hereof, and each and all of its representations, warranties and certifications made herein shall be true and complete in all respects;

                               (iii) on or before the Closing Date, Seller shall
have delivered Purchaser each and all of the Transfer Documents to be executed and delivered by Seller;

                               (iv) at all times, no Insolvency Proceedings
shall have been commenced by or against the Seller; and,

                               (v) from February 27, 1998 to Closing, Seller has
not caused or knowingly permitted, and will not cause or knowingly permit, any of the Net Cash Collateral to be disbursed in any manner except to or by the Disbursing Agent in accordance with the Plan.

In the event the Purchaser's Conditions Precedent are not fully and completely satisfied, or waived by Purchaser, in its sole discretion (the consummation of the transactions contemplated hereby being deemed a waiver by Purchaser of such Purchaser's Condition Precedent as a condition precedent but not of any rights or remedies Purchaser may have on account of Seller's failure to satisfy such Purchaser's Condition Precedent), on or before the Closing Date, Purchaser's obligation to acquire the Loan Documents and/or Claims, Rights and Benefits shall be deemed, without notice, grace or further act of any party, to be automatically null and void and of no force or effect, and Purchaser shall have no liability hereunder or otherwise for failing to acquire the foregoing. The Purchaser's Condition Precedent set forth in this Section 2.3 shall inure solely to the benefit of Purchaser, and no other Person, including Seller, shall have any right to waive or defer the condition specified herein.

         Section 2.4 Due Diligence Is Satisfied. Purchaser has copies of and has reviewed and is familiar with each and all of the Loan Documents, the Plan, and any and all orders, consents, judgments and decrees entered in the Bankruptcy Proceeding (including the Cash Collateral Order and Confirmation Order) and has reviewed and is familiar with all documents filed and the record in the Bankruptcy Proceeding which Purchaser deems necessary or appropriate to review in connection with this Agreement and the transactions contemplated hereby. Purchaser has had ample opportunity to conduct such investigations and inquiries of the Loan Documents, Claims, Rights and Benefits, Obligations, Plan, Bankruptcy Proceeding, any and all orders, consents, judgments and decrees entered in the Bankruptcy Proceeding (including the Cash

Collateral Order and the Confirmation Order), Property and Debtor Parties as it deems necessary or appropriate and has approved the foregoing and all other matters considered by Purchaser to be relevant or material to its decision to consummate this Agreement and the transactions contemplated hereby. Purchaser hereby further acknowledges that it has conducted such due diligence activities and examined and investigated to its full satisfaction all facts, circumstances and matters relating to the Loan Documents, Claims, Rights and Benefits, Obligations, Plan, Bankruptcy Proceeding, any and all orders, consents, judgments and decrees entered in the Bankruptcy Proceeding (including the Cash Collateral Order and the Confirmation Order), Debtor Parties, and Property, or otherwise relevant or material to its purchase and assumption of Seller's right, title, interest and obligations in, to and under the foregoing, including the income and operating performance of Debtor Parties, and the Property, the condition of the Property (including the physical condition and use of the Property, availability and adequacy of utilities, access to the Property, zoning, compliance with applicable laws, tenants, leases, contracting parties, contracts, environmental conditions on and/or affecting the Property, and engineering and structural matters), title, survey matters and any other matters it deems necessary or appropriate for purposes of entering into and consummating this Agreement and the transactions contemplated hereby (all such due diligence activities, examinations and investigations are collectively referred to herein as the "Due Diligence").

         Section 2.5 Purchaser's Independent Investigation. Purchaser hereby acknowledges that the Seller Parties make no representations or warranties, express or implied, regarding the adequacy, accuracy, completeness or content of any Information or the suitability of such Information for any purpose and further hereby acknowledges and agrees that the Seller Parties shall have no liability to Purchaser Parties, or any other Person claiming by, through or under any of them, arising out of the Information, or to any Person to whom any of them has disclosed any of the Information, or otherwise with respect thereto, and neither the Purchaser Parties, any person or entity claiming by, through or under any of them, nor any Person to whom any of the Information was disclosed by any of the foregoing, shall have or make any claims against any of the Seller Parties based upon any of the Information, including the adequacy, accuracy, completeness or content of any Information or the suitability of such Information for any purpose. Purchaser hereby acknowledges that, as of the Closing, it shall be deemed to have relied solely on its own independent examination of the Loan Documents, Claims, Rights and Benefits and Obligations, and all security therefor, including the Property, Bankruptcy Proceeding, any and all orders, consents, judgments and decrees entered in the Bankruptcy Proceeding (including the Cash Collateral Order and the Confirmation Order), and Debtor Parties, and Due Diligence in consummating the purchase thereof in accordance with the terms of this Agreement, that Purchaser is assuming the risk of future changes in the Bankruptcy Proceeding, any and all orders, consents, judgments and decrees entered in the Bankruptcy Proceeding (including the Cash Collateral Order and the Confirmation Order), the Bankruptcy Code and any applicable laws, and that Purchaser has not relied on, is not entitled to rely on, and shall not rely on, and the Seller Parties are not liable for or bound by, any warranties or representations, none being so implied (except as expressly set forth in Section 6.2), statements (verbal or written), documents, reports, studies, Information or other materials made or provided by any of the Seller Parties or any other Person representing or purporting to represent or act on behalf of any of the Seller Parties. Further, Purchaser acknowledges that, except as provided in Section 6.2, no representations or warranties, express or implied, has been or shall be deemed to be made or provided by any of the Seller Parties, relating to any of the Information, Due Diligence or the Loan Documents, Claims, Rights and Benefits, Obligations, Plan, Bankruptcy Proceeding, any and all orders, consents, judgments and decrees entered in the Bankruptcy Proceeding (including the Cash Collateral Order and Confirmation Order), Debtor Parties, Property or otherwise, and Purchaser hereby acknowledges that no representations or warranties, either express or implied, have been or shall be deemed to be made by any of the Seller Parties (other than as expressly set forth in Section 6.2) with respect to any of the foregoing. To the extent any Person, including any surveyors, appraisers, title agents, tenants, Broker, Debtor Parties, attorneys or engineering or environmental consultants or any other Person, made any representations or warranties (other than as expressly set forth in Section 6.2) or any other statements (verbal or written) to Purchaser, or provided any documents, reports, studies, information or other materials, Purchaser acknowledges it shall have no claim or right of action against any of the Seller Parties arising therefrom, nor any right to rescind or revoke this Agreement or any of the transactions contemplated hereunder on account thereof.

         Section 2.6 Sale Without Recourse Or Warranties. Purchaser shall be deemed to be satisfied with and/or to have waived the results of the Due Diligence and to have accepted the Loan Documents, Claims, Rights and Benefits and Obligations, Plan, Bankruptcy Proceeding, any and all orders, consents, judgments and decrees entered in the Bankruptcy Proceeding (including the Cash Collateral Order and Confirmation Order), Property and Debtor Parties, in "AS IS" condition on a "WHERE IS" basis and "WITH ALL FAULTS," including latent defects, without recourse to Seller and without representation or warranty (except as expressly set forth in Section 6.2), express or implied, whether statutory or otherwise, and without any warranties of transfer, merchantability or fitness for a particular, or Purchaser's intended, use or purposes. WITHOUT LIMITATION, SELLER HEREBY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF TRANSFER, QUALITY, FITNESS, MERCHANTABILITY OR OTHERWISE, RELATING TO ANY OF THE LOAN DOCUMENTS, CLAIMS, RIGHTS AND BENEFITS AND OBLIGATIONS TO BE CONVEYED AND ASSUMED HEREUNDER, AND ANY WARRANTIES ARISING UNDER SECTION 417 OF ARTICLE 3 (OR SIMILAR SECTIONS) OF THE UNIFORM COMMERCIAL CODE IN EFFECT IN THE JURISDICTIONS IN WHICH THE PROPERTY IS LOCATED OR TO WHICH THE LOAN DOCUMENTS AND/OR THIS AGREEMENT ARE SUBJECT, AND WITHOUT ANY RECOURSE AGAINST SELLER. WITHOUT LIMITING THE FOREGOING, PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT SELLER MAKES NO REPRESENTATIONS OR WARRANTIES TO PURCHASER

IN CONNECTION WITH, AND ASSUMES NO RESPONSIBILITY FOR: (A) THE SOLVENCY, FINANCIAL CONDITION OR INFORMATION, REPRESENTATIONS, WARRANTIES OR STATEMENTS OF THE DEBTOR AS MAKER OF THE NOTE OR OF ANY GUARANTOR OR SURETY OF OR FOR ALL OR ANY PART OF THE INDEBTEDNESS EVIDENCED THEREBY; (B) THE EXECUTION, SUFFICIENCY, GENUINENESS, COLLECTABILITY, VALIDITY OR ENFORCEABILITY OF THE NOTE OR OTHER LOAN DOCUMENTS, THE CLAIMS, RIGHTS AND BENEFITS, THE PLAN, AND ANY ORDERS, CONSENTS, JUDGEMENT AND DECREES ENTERED IN THE BANKRUPTCY PROCEEDING (INCLUDING THE CONFIRMATION ORDER AND CASH COLLATERAL ORDER); (C) THE ACCURACY OR COMPLETENESS OF MATTERS DISCLOSED, REPRESENTED OR WARRANTED BY ANY PARTY IN THE NOTE OR OTHER LOAN DOCUMENTS, THE CLAIMS, RIGHTS AND BENEFITS, THE PLAN, THE BANKRUPTCY PROCEEDING, AND ANY ORDERS, CONSENTS, JUDGEMENT AND DECREES ENTERED IN THE BANKRUPTCY PROCEEDING (INCLUDING THE CONFIRMATION ORDER AND CASH COLLATERAL ORDER); (D) THE PERFORMANCE OF THE OBLIGATIONS OF ANY PARTY UNDER THE NOTE OR OTHER LOAN DOCUMENTS, THE CLAIMS, RIGHTS AND BENEFITS, THE PLAN, THE BANKRUPTCY PROCEEDING, AND ANY ORDERS, CONSENTS, JUDGEMENT AND DECREES ENTERED IN THE BANKRUPTCY PROCEEDING (INCLUDING THE CONFIRMATION ORDER AND CASH COLLATERAL ORDER); OR (E) THE EXISTENCE OR NON-EXISTENCE OF ANY DEFAULT UNDER THE NOTE OR OTHER LOAN DOCUMENTS, THE CLAIMS, RIGHTS AND BENEFITS, THE PLAN, THE BANKRUPTCY PROCEEDING, AND ANY ORDERS, CONSENTS, JUDGEMENT AND DECREES ENTERED IN THE BANKRUPTCY PROCEEDING (INCLUDING THE CONFIRMATION ORDER AND CASH COLLATERAL ORDER). Except as otherwise expressly set forth in Section 6.2, none of the representations set forth in this Agreement shall be deemed to survive Closing, and upon Closing, Purchaser shall be deemed to have accepted the Loan Documents, Claims, Rights and Benefits and Obligations, Plan, Bankruptcy Proceeding, any and all orders, consents, judgments and decrees entered in the Bankruptcy Proceeding (including the Cash Collateral Order and Confirmation Order), Property, and Debtor Parties, unconditionally and with any and all (none being so implied) rights to rescind, set aside or avoid the transactions contemplated hereby or to seek a reduction or recovery of the Purchase Price, on the grounds of redhibition or otherwise, waived and relinquished. Except as otherwise provided in Section 6.2, from and after the Closing, Purchaser shall have no, and hereby waives, any rights, claims and causes of action, whatsoever, against any of the Seller Parties for any manner, cause or thing arising from or relating to the Due Diligence, Information, Loan Documents, Claims, Rights and Benefits, Obligations, Plan, Bankruptcy Proceeding, any and all orders, consents, judgments and decrees entered in the Bankruptcy Proceeding (including the Cash Collateral Order and Confirmation Order), Property, and Debtor Parties, including the performance and condition of the Property and the Debtor Parties.

         Section 2.7 Distribution to Debtor Parties. Purchaser covenants to deposit, on or before the Closing Date, with Disbursing Agent the sum of $1,450,000, which amount is payable to the Holders of Interests in Class III (as all such terms are defined in the Plan), and shall not cause or permit such payment to be disbursed from the escrow under the Disbursing Agreement and/or Liquidating Trust Agreement prior to the earlier of June 30, 1998 or the Conveyance Date (as defined in the Plan).


                      ARTICLE III - PURCHASE PRICE; PAYMENT

         Section 3.1  Earnest Money; Purchase Price.

                  (a) Earnest Money. The Earnest Money shall be delivered, in Cash, to Escrow Agent by Purchaser (and no other Person) simultaneously with Purchaser's execution and delivery to Seller of this Agreement. Escrow Agent shall hold the Earnest Money subject to the terms of this Agreement and the Escrow Agreement. The Earnest Money shall be applied in payment of the Purchase Price on the Closing Date in accordance with the terms of this Agreement, subject to Section 3.5.

                  (b) Purchase Price. In consideration of and as a condition precedent to Seller's conveyance of its interest in the Loan Documents, Claims, Rights and Benefits and Obligations, Purchaser shall, and hereby covenants and agrees to, unconditionally and irrevocably pay to Seller, on the Closing Date, in Cash, TIME BEING OF THE ESSENCE, the purchase price (collectively, "Purchase Price") of:

                      (i) Eighty Five Million Five Hundred Thousand United States Dollars ($85,500,000); plus

                      (ii) if and to the extent paid by Seller at or prior to Closing, an amount equal to the real estate taxes and interest thereon, if any, allocable to the period of October 1, 1997 to Closing.

Purchaser and Seller hereby acknowledge and agree that no adjustments shall be made to the Purchase Price, including adjustments as a result of the receipt of lesser or more payments than are required or anticipated under any of the Loan Documents or with respect to any of the Claims, Rights and Benefits, the Plan, the Bankruptcy Proceeding, and/or any and all orders, consents, judgments and decrees in the Bankruptcy Proceeding (including the Cash Collateral Order and Confirmation Order).

         Section 3.2 Retained Rights and Payments. Seller shall be entitled to receive and retain exclusively for its sole benefit (collectively, the "Retained Rights and Payments"):

                  (a) all payments actually paid to Seller under or pursuant to the Loan Documents, Claims, Rights and Benefits, the Plan, the Bankruptcy Proceeding, and/or any and all orders, consents, judgments and decrees in the Bankruptcy Proceeding (including the Cash Collateral Order and Confirmation Order) or otherwise prior to Closing, including, without limitation, all Rents, Net Cash Collateral, Pre-Petition Rents, Distributions (as defined in the Plan) under the Plan, principal, interest (including interest at the default rate), late charges, advances, escrows and deposits (including taxes and insurance premiums), fees, costs, expenses, and other amounts, of whatever nature, regardless of whether the application of such payments is consented to by the Debtor Parties and/or otherwise permitted under the Plan, any and all orders, consents, judgments and decrees in the Bankruptcy Proceeding (including the Cash Collateral Order and Confirmation Order), the Bankruptcy Code or otherwise; and

                  (b) the Recourse Claims and Avoidance Actions (as such terms are defined in the Plan) and all rights, title and interests therein and benefits thereof, at law and/or in equity, and all proceeds of the foregoing.

Notwithstanding the foregoing, Purchaser shall be entitled, solely as an affirmative defense, to assert the Retained Rights and Payments in any action brought against Purchaser relating to matters arising prior to Closing, but Purchaser shall not be entitled to, and agrees that it shall not, waive, discharge, modify, recover, receive or retain any Retained Rights and Payments or pursue, or cooperate with, consent to or assist any other Person in pursuing, any of the Retained Rights and Payments against Seller, directly or indirectly, and Purchaser shall indemnify and hold Seller harmless from and against any and all Obligations and Liabilities arising out of Purchaser's assertion of the Retained Rights and Payments in any action brought against Purchaser. Seller and Purchaser hereby acknowledge that Seller has received payments which have been applied by Seller (no representation by Seller that the Debtor Parties concur with such application or that such application is otherwise permitted under the Bankruptcy Code being made or implied hereby) to pay principal, interest, fees, charges and other amounts owed under the Loan Documents and/or on account of the Claim, Rights and Benefits, in such order and priority as Seller desires, no obligation to account for the same being imposed or implied hereby.

         Section 3.3 Closing Costs. Seller shall pay all costs and expenses incurred by it in connection with the preparation, negotiation, documentation and Closing of the this Agreement and the transactions contemplated thereby, including any and all legal fees and expenses and sales commissions to Broker. Purchaser shall pay all costs and expenses incurred by it in connection with the preparation, negotiation, documentation and Closing of this Agreement and the transactions contemplated thereby, including any and all Due Diligence, Financing obtained by Purchaser, legal fees and expenses, and all transfer, recordation and/or filing taxes, fees and costs (for assignment of the Loan Documents and otherwise).

         Section 3.4 Payment of Purchase Price. The Purchase Price shall be paid to Seller by Purchaser (and no other Person) in immediately available funds, in Cash, on or before the Closing Date.

         Section 3.5 Disposition of Earnest Money. If Closing occurs on or before the Closing Date in accordance with the terms of this Agreement, the Earnest Money shall be applied in payment of the Purchase Price on the Closing Date as a credit against the Purchase Price. If Closing does not occur on the Closing Date for any reason other than a Seller's Default, Seller shall be entitled to retain as liquidated damages, as further provided in Section 7.1, the full amount of the Earnest Money. Escrow Agent shall return to Purchaser the Earnest Money actually paid by Purchaser to Escrow Agent pursuant to this Agreement if Closing does not occur on or before the Closing Date as a result of a Seller's Default.


                    ARTICLE IV - CLOSING; TRANSFER DOCUMENTS

         Section 4.1 Closing. All Transfer Documents shall be executed and delivered by the parties, as described in Section 4.2, on the Closing Date. Closing shall not be deemed to have occurred, and the Transfer Documents shall not be deemed effective, unless and until: (a) each and all of the Seller's Conditions Precedent and Purchaser's Condition Precedent hereunder have been fully and completely satisfied or waived, strictly in accordance with the terms hereof; (b) the Transfer Documents have been delivered to both Purchaser and Seller, as applicable; and (c) the Purchase Price has been fully paid to Seller. Closing shall occur on or prior to the Closing Date at such place as Seller may designate.

         Section 4.2 Transfer Documents. On or before the Closing Date, the following documents necessary for Closing (collectively, the "Transfer Documents") shall be executed and/or delivered as hereinafter provided, by the applicable parties designated in Sections 4.2(a) through (d).

                  (a) Assignment. An Assignment and Assumption of Loan Documents, in the form attached as Exhibit B, shall be properly executed and delivered, in recordable form, by Seller and Purchaser. Additionally, on or before the Closing Date, the original Note, endorsed by Seller without recourse, representation or warranty of any kind or nature whatsoever, express or implied, payable to the order of Purchaser, and originals, to the extent in Seller's possession, or copies of each of the other documents listed on Exhibit A attached hereto (unless previously provided) shall be delivered by Seller. Purchaser shall record, or cause to be recorded, on the Closing Date, in the Land Records, at Purchaser's sole cost and expense, the Assignment and Assumption of Loan Documents to evidence the assignment to and assumption by Purchaser of all of Seller's right, title and interest in, to and under the Loan Documents, Claims, Rights and Benefits and Obligations in accordance with the terms hereof;

                  (b) Notice of Assignment of Claims, Rights and Benefits. A Notice of Assignment of Claims, Rights and Benefits, in the form attached as Exhibit C, shall be properly executed and delivered by Seller and Purchaser. Purchaser shall file, or cause to be filed, withing five (5) days after the Closing, in the Bankruptcy Proceeding, at Purchaser's sole cost and expense, the Notice of Assignment of Claims, Rights and Benefits to evidence the assignment to and assumption by Purchaser of all of Seller's right, title and interest in, to and under the applicable Loan Documents, Claims, Rights and Benefits and Obligations in accordance with the terms hereof. Purchaser shall also deliver, or cause to be delivered, in accordance with any and all notice requirements contained in the Loan Documents and otherwise in accordance with the Bankruptcy Code, such notices to the Debtor, Debtor's counsel of record in the Bankruptcy Proceeding, all creditors, all contracting parties, all tenants and any parties in interest in the Bankruptcy Proceeding, at Purchaser's sole cost and expense, immediately following Closing;

                  (c) UCC Assignments. UCC-3 assignments with respect to each of the financing statements executed by the Debtor and included in the Loan Documents shall be properly executed and delivered by Seller. Purchaser shall file, or cause to be filed, on the Closing Date, in each location in which such financing statements are filed and/or recorded, at Purchaser's sole cost and expense, such UCC assignments; and

                  (d) Substitution of Parties. Such pleadings and other documentation as may be necessary or appropriate to substitute Purchaser as the party in interest, in place of Seller, and Purchaser's legal counsel, in place of Seller's legal counsel, in any action, litigation or other proceeding relating to the Loan Documents as may be pending as of Closing, including the Bankruptcy Proceeding shall be prepared and filed by Purchaser, at Purchaser's sole cost and expense, within five (5) days of the Closing Date, subject to review and approval by Seller.

         Section 4.3  Post-Closing Matters.

                  (a) Retained Rights and Payments. All Retained Rights and Payments shall remain the property of Seller and nothing herein shall be deemed to limit or impair, in any respect, Seller's right and entitlement to independently retain and/or collect any Retained Rights and Payments by such means as it deems necessary or appropriate, including commencement, defense of and/or prosecution of any legal proceedings relating to the same. In no event shall Seller be obligated to pursue or collect any Retained Rights and Payments, no obligation to account for same being implied hereby. Any Retained Rights and Payments collected or otherwise received by Seller may be applied and/or used by Seller in such order of priority and for such purposes as Seller deems appropriate, in its sole discretion. Purchaser shall provide such cooperation and assistance (which shall not include the payment of money or the obligation to incur any out-of-pocket expenses) as may be reasonably requested by Seller in the retention and/or collection of the Retained Rights and Payments.

                  (b) Substitution as Party in Interest. Within five (5) days after Closing, Purchaser shall, at its sole cost and expense, file the pleadings and/or other documentation described in Section 4.2(d) and otherwise take such actions as may be necessary to substitute Purchaser as the party in interest, in place of Seller, and Purchaser's legal counsel, in place of Seller's legal counsel, in any action, litigation or other proceeding relating to the Loan Documents as may be pending as of Closing, including the Bankruptcy Proceeding. Purchaser shall within ten (10) days after Closing provide Seller with filed copies of all such pleadings and other documentation and promptly following receipt, any orders substituting Purchaser and Purchaser's legal counsel in the place of Seller and Seller's legal counsel.

                  (c) Reserved Claims/No Modifications of Plan and Orders. Notwithstanding any other provisions of this Agreement, Seller hereby reserves and retains, jointly with Purchaser, the Reserved Claims, and all rights, title and interests therein and benefits thereof, at law and/or in equity, and nothing herein shall be deemed to limit or impair in any respect Seller's rights and entitlement to independently enforce any of the Reserved Claims by such means as it deems necessary or appropriate, which may include the commencement, defense and/or prosecution of legal proceedings. Neither Seller nor Purchaser is entitled to, and each of Seller and Purchaser agrees that it shall not, waive, discharge or modify any of the rights, title, interests, benefits and other provisions of the Reserved Claims, or attempt to do or consent to any of the foregoing. Further to that end, neither Seller nor Purchaser shall be entitled to, and each of Seller and Purchaser agrees that it shall not, waive, discharge, or modify the Plan, the Disbursing Agreement, the Liquidating Agreement, or any orders, consents, judgments and decrees entered in the Bankruptcy Proceeding (including the Cash Collateral Order and Confirmation Order), or attempt to do or consent to any of the foregoing. Purchaser shall cause the Disbursing Agent to deliver to Seller original Mutual Releases fully executed by the Debtor Parties, in favor of Seller, on the Effective Date and Conveyance Date (as each of such terms are defined in the Plan).


          ARTICLE V - ASSUMED OBLIGATIONS; CONFIDENTIALITY; INDEMNITIES

         Section 5.1 Assumed Obligations; General Indemnity. Purchaser hereby assumes and agrees to fully and timely pay and perform all Obligations from and after Closing, whether or not arising prior to Closing, including all obligations under the Plan and all orders, consents, judgments and decrees entered in the Bankruptcy Proceeding (including the Cash Collateral Order and Confirmation Order) (but excluding legal, accounting and other professional fees and other expenses incurred by Seller in connection with the administration of the Loan). Purchaser shall indemnify, defend and hold harmless Seller from and against all Obligations, including all liabilities, obligations, duties, covenants or agreements under, relating to or arising out of the Loan Documents, Claims, Rights and Benefits, Obligations, Plan, Bankruptcy Proceeding, all orders, consents, judgments and decrees entered in the Bankruptcy Proceeding (including the Cash Collateral Order and Confirmation Order), Debtor Parties, Property and otherwise arising out of, under or relating to any of the foregoing (but excluding legal, accounting and other professional fees and other expenses incurred by Seller in connection with the administration of the Loan).

         Section 5.2 Confidentiality. Purchaser, for itself and the Purchaser Parties, and Seller, for itself and the Seller Parties, agree to keep the provisions of this Agreement confidential and shall not make any public announcements or communicate with any media with respect to the subject matter hereof without the prior written consent of the other party prior to Closing; provided, however, the Purchaser Parties and the Seller Parties shall be entitled to make such disclosures as may be necessary or appropriate to: (a) seek or apply for any required federal or state regulatory, governmental or quasi-governmental approval for the contemplated transaction; (b) comply with any laws (including Securities Laws, no implication that the same apply to this transaction being implied hereby) and requirements of Governmental Authorities to which any of them are subject; (c) comply with any subpoenas, discovery or court orders, provided, however, in such case the subject party shall give the other party seven (7) days advance written notice and such other party may, at its sole option and cost, seek an order in the related litigation or proceedings for purposes of protecting its interests; and (d) pursue any Financing or Transfer upon Closing. Disclosure of this Agreement to a title company, Disbursing Agent, Liquidating Agent (as defined in the Plan), Debtor Parties and as otherwise expressly provided for in this Agreement shall not constitute a breach of this Section 5.2. This provision shall terminate upon Closing.

         Section 5.3 Securities Acknowledgments. Purchaser, for itself and each of the Purchaser Parties, hereby acknowledges the following:

                  (a) notwithstanding any Information, cooperation or assistance of any kind by any of the Seller Parties from time to time, none of the Seller Parties is intended to be or shall be construed as a party to or a participant in any transaction entered into by Purchaser in connection with any Transfer or Financing entered into by the Purchaser Parties of or relating to any of the Loan Documents, Claims, Rights and Benefits, Obligations, Plan, Property, or Debtor Parties or any Securities in or relating to any of the foregoing, which Financing and/or Transfer transactions are acknowledged to be, insofar as the Seller Parties are concerned, for the sole benefit of Purchaser and/or the other Purchaser Parties;

                  (b) none of the Seller Parties shall have any disclosure, other responsibilities or Liabilities in connection with any Transfer or Financing entered into by the Purchaser Parties of or relating to any of the Loan Documents, Claims, Rights and Benefits, Obligations, Plan, Property, or Debtor Parties or any Securities in or relating to any of the foregoing, including the completeness or accuracy of any Information and any decisions to include or exclude any Information, or any inclusion or failure to include any other information, in any offering materials prepared, used or disseminated in connection with any of the foregoing; and

                  (c) no mention of any of the Seller Parties or reference to any Information shall be made in any offering materials prepared, used or disseminated in connection with any Transfer or Financing entered into by the Purchaser Parties of or relating to any of the Loan Documents, Claims, Rights and Benefits, Obligations, Plan, Property, or Debtor Parties or any Securities in or relating to any of the foregoing, unless such offering materials also disclose, in close proximity to any Information or mention of any of the Seller Parties, that no purchasers of any Securities or other parties to any such Transfer or Financing should rely on the Seller Parties in respect of any of the Information or otherwise in entering into any such transactions or making any investment decisions relating thereto, and that none of the Seller Parties makes any representation as to the completeness or accuracy of such Information or mention made of the Seller Parties.

         Section 5.4 Securities Indemnity. Purchaser hereby agrees to indemnify and hold harmless the Seller Parties from and against all Liabilities arising out of or relating in any way to any acts or omissions of Purchaser or any of the Purchaser Parties in respect of (a) any Financing of any of the Loan Documents, Claims, Rights and Benefits, Obligations or Property procured by or on behalf of Purchaser; (b) any Transfer of any of the Loan Documents, Claims, Rights and Benefits, Obligations or Property by Purchaser; (c) any Financing or Transfer of any Securities in or relating to the Loan Documents, Claims, Rights and Benefits or Obligations, by Purchaser, including non-compliance with any Securities Laws applicable thereto; (d) any solicitation for, marketing of, offer, agreement or attempt to do any of the foregoing matters identified in Sections 5.4(a) through (c) permitted, suffered to occur or engaged in by Purchaser, whether private or public, verbal or written, direct or indirect, and whether or not completed; and any breach of any of the acknowledgments, representations and agreements set forth in Sections 5.3 or 5.5 of this Agreement, each of which shall be deemed continuing. This Section shall survive any termination of or Closing under this Agreement and such indemnification obligation shall be in addition to Seller's right to retain the Earnest Money and shall not be limited by any provision elsewhere in this Agreement limiting the amount of damages which Seller is entitled to recover from Purchaser under this Agreement, including the limitations in Section 7.1(a).

         Section 5.5 Commercial Transaction. Further, as a material inducement to Seller to assign the Loan Documents and Claims, Benefits and Rights and Obligations as contemplated hereunder, Purchaser hereby represents and warrants to Seller that:
(a) the purchase and sale of the Loan Documents and Claims, Benefits and Rights and Obligations is a purely commercial transaction and is not intended to be, and shall not constitute, the sale or exchange of securities or any other type of investment; (b) Purchaser acknowledges that the Loan Documents and Claims, Benefits and Rights and Obligations are not the subject of common trading for speculation, investment or otherwise, there is no ready market for resale of the foregoing, and Purchaser understands and is able to bear the economic and other risks associated with the purchase and ownership of the Loan Documents and Claims, Benefits and Rights and Obligations, including the necessity of holding the same for an indefinite period of time; (c) Purchaser is sophisticated, knowledgeable and experienced in financial and business matters, including the purchase and sale of commercial loans, documents, claims, and obligations of the type contemplated hereunder and capable of evaluating independently the merits and risks of the purchase and ownership of the Loan Documents and Claims, Benefits and Rights and Obligations, and any profit to be derived by Purchaser from this commercial transaction (none being implied hereby) shall be derived solely from Purchaser's knowledge, experience, and business and financial activities; and (d) the purchase and sale of the Loan Documents hereunder is not required to be registered under any securities laws and, if and to the extent applicable, Purchaser qualifies as an "accredited investor" within the meaning of Rule 501 of the Securities Act of 1933. Purchaser hereby agrees to indemnify and hold harmless the Seller Parties from and against all Liabilities arising out of or relating in any way to a breach of any of the foregoing representations and warranties. This Section shall survive any termination of or Closing under this Agreement and such indemnification obligation shall be in addition to Seller's right to retain the Earnest Money and shall not be limited by any provision elsewhere in this Agreement limiting the amount of damages which Seller is entitled to recover from Purchaser under this Agreement, including the limitations in Section 7.1(a).


                   ARTICLE VI - REPRESENTATIONS AND WARRANTIES

         Section 6.1 Representations and Warranties by Purchaser. Purchaser hereby makes the following representations and warranties for the benefit of Seller as of the Closing Date only (unless otherwise specified), each of which shall survive the Closing of the transactions contemplated hereby:

                  (a) Corporate Status. Purchaser is a corporation, duly organized and validly existing under the laws of the State of Delaware and is in good standing under the laws of the State of Delaware.

                  (b) Power and Authority. Purchaser has full power and authority to enter into and perform this Agreement, the documents and certificates to be executed and delivered pursuant hereto, and each and all of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. Further, Purchaser has, by all necessary action, validly authorized the execution, delivery and performance of this Agreement, the documents and certificates to be executed and delivered in connection herewith, and the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. The individuals executing this Agreement, and each of the other documents and certificates to be executed and delivered in connection herewith, on behalf of Purchaser have full power and authority to do so.

                  (c) Agreement Binding. This Agreement, and each of the documents and certificates executed or to be executed and delivered by Purchaser in connection herewith, is, or will be when executed, the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with the terms hereof and thereof. The execution, delivery and performance by Purchaser of this Agreement and the other documents to be executed and delivered pursuant to this Agreement will not contravene any provision of Purchaser's organizational documents.

                  (d) Solvency; No Fraudulent Conveyance. Purchaser is not Insolvent and will not become Insolvent as a result of entering into and consummating this Agreement and the purchase and assumption of Seller's right, title, interest and obligations in, to and under the Loan Documents, Claims, Rights and Benefits and Obligations in accordance with the terms hereof, nor are the transfers to be made hereunder or obligations incurred in connection herewith made or incurred by Purchaser with any intent to hinder, delay or defraud any creditors to which Purchaser is or becomes indebted. Purchaser is not engaged in business or any transactions, including the transactions contemplated hereunder, or about to engage in any business or transactions, for which any remaining property of Purchaser is unreasonably small capital, nor does Purchaser intend to incur or believe that it will incur, debts that would be beyond its ability to pay as such debts mature. Purchaser acknowledges that it is receiving new, fair, reasonably equivalent value in exchange for the transfers and obligations contemplated by this Agreement, and affirmatively represents that its entry into this Agreement and consummation of the transactions contemplated hereby does not constitute a fraudulent conveyance or preferential transfer under the Bankruptcy Code or any other federal, state or local laws affecting the rights of creditors generally.

                  (e) Actions Against Purchaser. As of the date hereof, Purchaser has no actual knowledge of any action, proceeding or investigation pending or threatened in writing against Purchaser or any of the other Purchaser Parties before any court or governmental department, commission, board, agency or instrumentality which would affect or impair in any respect Purchaser's ability to consummate the transactions contemplated hereby.

                  (f) Loan Conveyed Without Recourse or Warranties. Purchaser represents and warrants that the purchase and sale of the Loan Documents, Claims,

Rights and Benefits, and Obligations is without warranties (except as specifically provided in Section 6.2) of any kind by, or recourse to, Seller and each of the acknowledgments, representations and warranties made by Purchaser set forth in Section 2.6 are true and complete in all respects and incorporated herein by this reference.

         Section 6.2 Representations and Warranties by Seller. Seller hereby makes the following representations and warranties for the benefit of Purchaser as of the Closing Date only (unless otherwise specified), each of which shall survive the Closing of the transactions contemplated hereby:

                  (a) Corporate Status. Seller is a Japanese banking corporation licensed to operate a branch under the laws of the State of New York and is in good standing under the laws of the State of New York.

                  (b) Power and Authority. Seller has full corporate power and authority to enter into and perform this Agreement, the documents and certificates to be executed and delivered pursuant hereto, and each and all of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. Further, Seller has, by all necessary corporate action, validly authorized the execution, delivery and performance of this Agreement, the documents and certificates to be executed and delivered in connection herewith, and the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. The individuals executing this Agreement, and each of the other documents and certificates to be executed and delivered in connection herewith, on behalf of Seller have full power and authority to do so.

                  (c) Agreement Binding. This Agreement, and each of the documents and certificates executed or to be executed and delivered by Seller in connection herewith, is, or will be when executed, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with the terms hereof and thereof. The execution, delivery and performance by Seller of this Agreement and the other documents to be executed and delivered pursuant to this Agreement will not contravene any provision of Seller's organizational documents.

                  (d) Holder of Loan Documents. Seller is the sole owner and holder of the Loan Documents and the Claims, Rights and Benefits, if any, and has not previously sold, assigned, conveyed, mortgaged, pledged, or encumbered its interest in the Loan Documents or the Claims, Rights and Benefits; provided, however, it is fully disclosed and acknowledged that the Seller is required to execute and deliver or has executed and delivered the Mutual Releases (as defined in the Plan).

                  (e) Solvency; No Fraudulent Conveyance. Seller is not Insolvent and will not become Insolvent as a result of entering into and consummating this Agreement and the sale, assignment and conveyance of Seller's right, title, interest and obligations in, to and under the Loan Documents, Claims, Rights and Benefits and Obligations in accordance with the terms hereof, nor are the transfers to be made hereunder or obligations incurred in connection herewith made or incurred by Seller with any intent to hinder, delay or defraud any creditors to which Seller is or may become indebted. Seller is not engaged in business or any transactions, including the transactions contemplated hereunder, or about to engage in any business or transactions, for which any remaining property of Seller is unreasonably small capital, nor does Seller intend to incur or believe that it will incur, debts that would be beyond its ability to pay as such debts mature.

                  (f) Actions Against Seller. As of the date hereof, Seller has no actual knowledge of any action, proceeding or investigation pending or threatened in writing against Seller or any of the other Seller Parties before any court or governmental department, commission, board, agency or instrumentality which would affect or impair in any respect Seller's ability to consummate the transactions contemplated hereby, other than the Bankruptcy Proceeding.


                         ARTICLE VII - DEFAULT/REMEDIES

         Section 7.1 By Purchaser. If prior to Closing, there occurs a Purchaser's Default, then Seller shall be entitled: (a) to terminate its obligations to sell and Purchaser's obligation to purchase the Loan Documents and Claims, Rights and Benefits and not to proceed with Closing, whereupon Seller shall be entitled to retain the Earnest Money as its sole and exclusive remedy (subject to its further right to recover additional damages and attorneys' fees and expenses as hereinafter provided), as liquidated damages for Purchaser's breach of its purchase obligations under this Agreement; or (b) to proceed to Closing and in the event Closing occurs, to the rights and remedies set forth in Section 7.3. Further, in the event Seller elects not to proceed to Closing and retain the Earnest Money as provided herein, and because the actual damages suffered by Seller as a result of such breach by Purchaser would be impracticable or extremely difficult or impossible to determine, Purchaser agrees that the amount of the Earnest Money is a reasonable estimate of damages to which Seller is entitled in such event and that the amount of such liquidated damages does not constitute a penalty. Upon the election of Seller to retain the Earnest Money pursuant to (a) above, this Agreement, including the purchase and sale obligations of Purchaser and Seller hereunder, shall be deemed automatically terminated (except for such provisions as survive termination), and the parties shall have no further rights, obligations or liabilities hereunder, except in the event the Purchaser wrongfully hinders, delays, contests or interferes with Seller's retention of same (or attempts to do any of the foregoing). If Purchaser wrongfully hinders, delays, contests or interferes with Seller's retention of the Earnest Money (or attempts to do any of the foregoing), then Seller shall be entitled to recover any additional actual damages (excluding "lost profits," special and consequential damages) arising from Purchaser's breach (including reasonable attorney's fees and expenses (whether incurred in connection with nonjudicial action, prior to trial, at trial or on appeal or review, including any proceedings under the Bankruptcy Code)), in addition to retaining the Earnest Money.

         Section 7.2 By Seller. If prior to Closing, there occurs a Seller's Default, Purchaser shall be entitled: (a) to terminate its obligations to purchase and Seller's obligations to sell the Loan Documents and Claims, Rights and Benefits and not to proceed with Closing, whereupon Purchaser shall be entitled to a prompt return of the Earnest Money (to the extent actually paid by Purchaser) and, as its sole and exclusive remedy, to recover from Seller actual damages (excluding "lost profits," special and consequential damages) suffered or incurred by Purchaser as a result of such breach; provided, however, the amount of such actual damages shall be limited to an amount equal to the amount of the Earnest Money actually posted by Purchaser (all amounts in excess thereof being expressly waived by Purchaser hereby), any and all other claims for losses, damages, costs and expenses being deemed waived hereby (except for the recovery of attorneys' fees and expenses as hereinafter provided); or (b) to proceed to Closing and in the event Closing occurs, the rights and remedies set forth in Section 7.3. The prevailing party in any such action for damages, or in the event Purchaser must pursue an action to recover the Earnest Money, shall be entitled to recover from the other reasonable attorney's fees and expenses (whether incurred in connection with nonjudicial action, prior to trial, at trial or on appeal or review, including any proceedings under the Bankruptcy
Code).

         Section 7.3 Post-Closing Defaults. If, from and after Closing, any party hereto breaches any of its representations, warranties, covenants, obligations, liabilities, indemnities or duties hereunder, or in any documents or certificates executed and delivered by it, or if any of its representations and warranties prove to be false in any material respect as of the date deemed to be made, the other party shall be entitled to recover from such defaulting party any and all damages (excluding "lost profits," special and consequential damages), costs and expenses, including reasonable attorneys' fees (whether incurred in connection with nonjudicial action, prior to trial, at trial or on appeal or review, including any proceedings under the Bankruptcy Code) and expenses suffered or incurred by such other party as a result of such breach and to exercise any and all other rights and remedies as may be provided for at law or in equity. Anything herein to the contrary notwithstanding, in no event shall Seller be liable for any damages on account of a breach in excess of the amount of the Purchase Price actually paid by Purchaser to Seller; such excess damages being, in all respects, expressly waived by Purchaser hereby.

         Section 7.4 General Provisions. All rights and remedies in favor of the parties hereunder are exclusive and in lieu of any other rights and remedies that may be available at law or in equity, but are, to the extent provided herein, cumulative and may be exercised successively or concurrently as determined by such parties in their sole discretion, except as specifically provided herein to the contrary. The exercise of any one right or remedy shall not be a waiver of the right to exercise at the same time or thereafter any other right or remedy, and no delay in exercising or failing to exercise any rights or remedies hereunder in any one or more instances shall constitute, or be deemed to constitute, a waiver of the right to exercise any such rights or remedies at any time thereafter or a release, satisfaction or discharge of the terms hereof, all such rights and remedies remaining continuously in force. This Article VII shall not limit or impair in any way, and shall be in addition to, the rights or remedies any party hereto may have by virtue of any specific indemnities expressly provided for herein or in any of the other documents or certificates executed and delivered by any of the parties to the other, all of which shall survive any termination of or Closing under this Agreement; such indemnities shall be in addition to Seller's right to retain the Earnest Money and shall not be limited by any provision elsewhere in this Agreement limiting the amount of damages which Seller is entitled to recover from Purchaser under this Agreement, including the limitations in Section 7.1(a).


                          ARTICLE VIII - MISCELLANEOUS

         Section 8.1 Assignment.

                  (a) By Seller. Seller shall have the right, at its sole option and without the consent of Purchaser, to assign its rights, benefits and obligations under this Agreement to any entity in which Seller or its stockholders own, directly or indirectly, a majority of the outstanding stock or other equity interests, whereupon such assignee and Seller shall remain jointly and severally liable for performance of all obligations to be performed by Seller hereunder, including, the refund of the Earnest Money in accordance with the terms hereof. Seller shall promptly notify Purchaser of any such assignment. Except as expressly set forth in this Section 8.1(a), Seller shall not assign its rights, benefits or obligations under this Agreement without the prior written consent of Purchaser, which consent may be withheld, conditioned or delayed in Purchaser's sole and absolute discretion.

                  (b) By Purchaser. Purchaser hereby acknowledges that this Agreement is a contract to extend certain financial accommodations and is personal to Purchaser and Purchaser shall have no right to assign or otherwise Transfer this Agreement or any of its rights, benefits or obligations hereunder (including any representations and warranties included herein) without the prior written consent of Seller, which consent may be withheld, conditioned or delayed in Seller's sole and absolute discretion, except as hereinafter provided. Seller will consent to a one time only assignment by Purchaser of this Agreement and its rights, benefits and obligations hereunder, prior to Closing, to a Person in which Purchaser owns, directly or indirectly, a majority of the outstanding stock or other equity interests, provided that, as a condition precedent to the effectiveness of any such assignment, Purchaser shall notify Seller in writing of any such assignment at least ten (10) days prior to such assignment and

Purchaser and the assignee shall execute and deliver to Seller an express agreement, in form and content satisfactory to Seller, by such assignee and Purchaser to remain jointly and severally liable for the payment and performance of all of Purchaser's obligations and liabilities hereunder. Any assignment or other Transfer, or attempted or purported assignment or other Transfer, by Purchaser of this Agreement, or any of its right and obligations hereunder, shall be NULL AND VOID, unless made with the prior written consent of Seller and strictly in accordance with the terms hereof. Any such permitted assignee shall be deemed the "Purchaser" for all purposes hereunder from and after the assignment by Purchaser of its interest hereunder to such assignee; provided, however, the original named Purchaser herein shall remain jointly and severally liable after such assignment with such permitted assignee for the performance of all covenants, obligations, duties, liabilities, representations and warranties of Purchaser under this Agreement and all agreements, documents and certificates executed and delivered by Purchaser or such permitted assignee in connection herewith. Further, any assignment or other Transfer or attempted or purported assignment or other Transfer by Purchaser of this Agreement, or any of its rights, benefits and obligations hereunder, shall constitute a material breach by Purchaser of this Agreement and shall entitle Seller to exercise immediately any and all of its rights and remedies hereunder, at law or in equity. Purchaser hereby agrees to indemnify, defend and hold the Seller Parties harmless from and against any Liabilities, including special and consequential damages, arising out of or relating to any assignment or other Transfer and/or attempted or purported assignment or other Transfer by Purchaser and/or any permitted assignee of this Agreement, or any of Purchaser's or such assignee's rights, benefits and obligations hereunder, in breach of the provisions hereof and such indemnification obligation shall be in addition to Seller's right to retain the Earnest Money and shall not be limited by any provision elsewhere in this Agreement limiting the amount of damages which Seller is entitled to recover from Purchaser under this Agreement, including the limitations in Section 7.1(a).

         Section 8.2 Notices. Any notices, demands, requests and other communications required hereunder shall be in writing and shall be deemed to have been given and/or received: (a) upon delivery if personally delivered; (b) one (1) business day after deposit with a nationally recognized overnight delivery service marked for delivery on the next business day; or (c) upon completion of transmission (which is confirmed by telephone or a statement generated by the transmitting machine) if sent by facsimile to compatible equipment in the possession of the recipient, addressed to the party for whom it is intended at its address hereinafter set forth:

            (a) If to Seller:    The Dai-Ichi Kangyo Bank, Limited,
                                 New York Branch
                                 One World Trade Center, 48th Floor
                                 New York, New York 10048
                                 Attn: Lester Yassky, General Counsel
                                 (212) 466-0129 (Facsimile)

                With a copy to:  Ernest Bertolotti, Esquire
                                 Hutton Ingram Yuzek Gainen Carroll & Bertolotti 250 Park Avenue
                                 New York, New York 10177
                                 (212) 907-9681 (Facsimile)

                With a copy to:  Constance Collins Davis, Esquire
                                 Andrews & Kurth L.L.P.
                                 A Registered Limited Liability Partnership
                                 1701 Pennsylvania Avenue, N.W., Suite 300
                                 Washington, D.C.  20006
                                 (202) 662-2739 (Facsimile)

            (b) If to Purchaser: Resource America, Inc.
                                 Ledgewood Law Firm Building
                                 1521 Locust Street, 4th Floor
                                 Philadelphia, Pennsylvania 19102
                                 Attn:    Mr. Scott F. Schaeffer
                                 (215) 546-5388 (Facsimile)

                With a copy to:  Jeffrey F. Brotman, Esquire
                                 Ledgewood Law Firm, P.C.
                                 Ledgewood Law Firm Building
                                 1521 Locust Street, 8th Floor
                                 Philadelphia, Pennsylvania 19102
                                 (215) 735-2513 (Facsimile)

Any party may designate a change of address by written notice to the others, given at least ten (10) days before such change of address is to become effective.

         Section 8.3 No Third Party Beneficiary. The provisions of this Agreement are solely for the benefit of Purchaser and Seller, and their successors and permitted assigns. No provision of this Agreement or of any of the documents and certificates executed in connection herewith shall be construed as creating in any Person other than Purchaser and Seller, and their successors and permitted assigns, any rights of any nature whatsoever.

         Section 8.4 Successors and Assigns. Subject to the provisions of Sections 8.1 and 8.3, all of the terms, covenants and conditions contained herein and in the other documents and certificates executed in connection herewith shall apply to and be binding upon, and inure to the benefit of, the successors and permitted assigns of Purchaser and Seller, respectively.

         Section 8.5 Severability. If any provision in this Agreement is found by a court of competent jurisdiction to be in violation of any applicable law, and if such court should declare such provision of this Agreement to be unlawful, void, illegal or unenforceable in any respect, the remainder of this Agreement shall be severable, and the rights, obligations and interests of the parties hereto under the remainder of this Agreement shall continue in full force and effect. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part or provision of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good faith, to develop a structure, the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

         Section 8.6 Modification. This Agreement and the terms hereof may not be changed, waived, modified, canceled, discharged or terminated orally, but only by an instrument or instruments in writing signed by Purchaser and Seller.

         Section 8.7 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, EXCLUDING CONFLICTS OF LAW PRINCIPLES.

         Section 8.8 Consent to Jurisdiction. Each of Purchaser and Seller hereby consents to the exercise of personal jurisdiction over it by any federal or state court in the State of New York and consents to the exclusive laying of venue in any federal or state court in the State of New York.

         Section 8.9 Headings. The Article headings and the Section and Subsection titles hereof are inserted for convenience of reference only, are not intended to modify the terms hereof, and shall not be construed in any way to limit or define the content, scope or intent of the provisions hereof.

         Section 8.10 Entire Agreement. This Agreement sets forth the entire agreement between Purchaser and Seller relating to the transactions contemplated hereby and all prior or contemporaneous agreements, understandings, representations or statements, oral or written, are superseded hereby.

         Section 8.11 Broker. Purchaser hereby represents to Seller that it has had no dealings with any broker, finder or other party concerning Purchaser's acquisition of the Loan Documents, Claims, Rights and Benefits or Obligations. Seller hereby represents to Purchaser that it has had no dealings with any broker, finder or other party concerning Purchaser's acquisition of the Loan Documents, Claims, Rights and Benefits or Obligations other than Broker, and Seller shall be solely responsible for paying all fees owed to Broker arising from this Agreement and the transactions contemplated hereby. Each of Seller and Purchaser hereby agrees to indemnify and hold the other harmless from and against all loss, cost, damage or expense (including reasonable attorneys' fees) incurred by the other as a result of (a) any breach by such party of the foregoing representation to the other, and (b) any claim arising out the acts of the indemnifying party (or others on its behalf) for a commission, finder's fee or similar compensation made by any broker, finder or any party who claims to have dealt with such party. This Section shall survive any termination of or Closing under this Agreement and such indemnification obligation shall be in addition to Seller's right to retain the Earnest Money and shall not be limited by any provision elsewhere in this Agreement limiting the amount of damages which Seller is entitled to recover from Purchaser under this Agreement, including the limitations in Section 7.1(a).

         Section 8.12 No Personal/Joint Liability. This Agreement and all documents, agreements, understandings and arrangements relating hereto and to the transactions contemplated hereby have been negotiated, executed and delivered on behalf of Seller and Purchaser by their respective officers in their representative capacities and not individually, and bind only the corporate and/or partnership assets of Seller and Purchaser and no officer, director, employee, agent or shareholder of either Seller or Purchaser shall be bound or held to any personal liability or responsibility in connection with the agreements, obligations and undertakings of Seller or Purchaser, as the case may be, hereunder. Any Person dealing with Seller or Purchaser in connection herewith shall look solely to the assets of Seller or Purchaser, as applicable, for the payment of any claim or for the performance of any of its agreements, obligations or undertakings hereunder. Each party acknowledges and agrees that each agreement and other document executed by the other party in accordance with or in respect of this Agreement and the transactions contemplated hereby shall be deemed and treated to include in all respects and for all purposes the provisions of this Section 8.12.

         Section 8.13 Survival. All representations, warranties, covenants, obligations, indemnities and provisions of this Agreement shall survive the Closing of the transactions contemplated hereby and/or termination of this Agreement.

         Section 8.14 Waiver of Trial by Jury. SELLER AND PURCHASER HEREBY WAIVE, UNCONDITIONALLY AND IRREVOCABLY, ALL RIGHTS TO TRIAL BY JURY
IN ANY ACTION AND THE DEFENSE OF ANY ACTION BROUGHT ON, UNDER OR BY

VIRTUE OF OR RELATING IN ANY WAY TO THIS AGREEMENT OR ANY OF THE DOCUMENTS OR CERTIFICATES EXECUTED IN CONNECTION HEREWITH, OR ANY CLAIMS, RIGHTS AND BENEFITS, DEFENSES, RIGHTS OF SET-OFF OR OTHER ACTIONS PERTAINING HERETO OR THERETO.

         Section 8.15 Time Is of Essence. TIME IS OF THE ESSENCE under this Agreement and each and all of the other documents and certificates executed in connection herewith.

         Section 8.16 Effective Date. Notwithstanding the fact that this Agreement may have been executed on a date prior or subsequent thereto, this Agreement shall be deemed effective on the date on which each and all of the following conditions precedent to effectiveness are satisfied (but not prior thereto): (a) Purchaser shall have executed and delivered this Agreement to Seller and the Escrow Agreement to Seller and Escrow Agent; (b) concurrently with the execution and delivery by Purchaser of this Agreement to Seller, the Earnest Money shall have been paid in full in accordance with the provisions of
Section 3.1(a) and the Escrow Agreement; and (c) Seller shall have executed and delivered this Agreement to Purchaser and the Escrow Agreement to Purchaser and Escrow Agent, together with a notice to Purchaser specifying therein the Effective Date. Any calculation of time periods within which Purchaser or Seller must act or respond which refer in any way to the date of this Agreement shall mean and refer to the Effective Date and not the date set forth on the first page hereof.

         Section 8.17 No Recording. Purchaser and Seller hereby agree that neither this Agreement nor any memorandum hereof shall be recorded. Each party hereby agrees to indemnify and hold harmless the other for all liabilities, losses, damages, liens, suits, claims, costs and expenses (including reasonable attorneys' fees) incurred by the other by reason of a breach of the foregoing covenant.

         Section 8.18 Informed Consent. Purchaser and each Seller hereby acknowledges for the benefit of the other that: (a) it has thoroughly read and reviewed the terms and provisions of this Agreement and each of the other documents and certificates to be executed in connection herewith and is familiar with same; (b) the terms and provisions hereof and thereof are clearly understood and have been fully consented to; it has had the full benefit and advice of counsel of its own selection, in regard to understanding the terms and provisions hereof and thereof, the meaning and effect of this Agreement and each of the other documents and certificates to be executed in connection herewith, and otherwise as desired; and (c) all such documents have been entered into freely, voluntarily, in good faith, with full knowledge of the consequences thereof and without duress or significant disparity in bargaining position in relation to the other.

         Section 8.19 No Modification of Debt. Nothing in this Agreement, including without limitation, the payments to be made to Seller pursuant hereto, shall constitute or be deemed to constitute a modification, waiver, discharge, satisfaction, reduction or release in any respect of the Loan Documents and/or Claims, Rights and Benefits, indebtedness evidenced or secured thereby, liens created pursuant thereto, or rights and remedies of Seller thereunder or afforded by law or in equity.

         Section 8.20 Further Assurances. Seller and Purchaser hereby agree, upon reasonable request of the other party, to do, execute, acknowledge and deliver, or to cause to be done, executed, acknowledged and delivered, all such further acts and documents as may be reasonably required to effectuate the transactions contemplated hereby. All costs and expenses incurred by either party in connection with this Section shall be paid by the party making the request pursuant hereto.

         Section 8.21 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute but one original.

         Section 8.22 Waiver of Certain Rights and Remedies. PURCHASER HEREBY REPRESENTS AND WARRANTS TO SELLER THAT: (A) IT SEEKS TO ACQUIRE AND WILL BE ACQUIRING THE LOAN DOCUMENTS, CLAIMS, RIGHTS AND BENEFITS AND OBLIGATIONS FOR COMMERCIAL PURPOSES ONLY, AND NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES;
(B) PURCHASER IS EXPERIENCED AND HAS PREVIOUSLY ENGAGED IN THE ACQUISITION OF LOAN DOCUMENTS, CLAIMS, RIGHTS AND BENEFITS AND OBLIGATIONS AND OTHER TRANSACTIONS OF THE TYPE CONTEMPLATED HEREUNDER; AND (C) NEITHER THIS AGREEMENT NOR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER, INCLUDING THE PURCHASE AND SALE OF THE LOAN DOCUMENTS, CLAIMS, RIGHTS AND BENEFITS AND OBLIGATIONS, IS A CONSUMER TRANSACTION AND/OR GOVERNED, OR INTENDED TO BE GOVERNED, BY ANY CONSUMER PROTECTION, UNFAIR OR DECEPTIVE, TRADE OR CONSUMER FRAUD ACTS IN ANY OF THE JURISDICTIONS IN WHICH THE PROPERTY IS LOCATED OR TO WHICH THE LOAN, CLAIMS, RIGHTS AND BENEFITS, OBLIGATIONS AND/OR THIS AGREEMENT ARE SUBJECT, AND PURCHASER HEREBY WAIVES UNCONDITIONALLY AND IRREVOCABLY ALL RIGHTS, BENEFITS, PROTECTIONS, REMEDIES AND OTHER PROVISIONS THEREOF AND THEREUNDER, INCLUDING THE UNIFORM DECEPTIVE TRADE PRACTICES ACT AS ENACTED IN THE STATE OF DELAWARE IN TITLE 6, SECTIONS 2531, ET SEQ. AND/OR IN THE STATE OF NEW YORK.

         IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

                                   PURCHASER:

                                   RESOURCE AMERICA, INC., a Delaware
                                   corporation



                                   By: _________________________________________
                                       Name:____________________________________
                                       Title:___________________________________




                                   SELLER:

                                   THE DAI-ICHI KANGYO BANK, LIMITED,
                                   NEW YORK BRANCH, a Japanese banking
                                   corporation licensed to operate a branch under the laws of the State of New York

                                   By: _________________________________________
                                       Name:____________________________________
                                       Title:___________________________________

                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I - DEFINITIONS......................................................-1-
            Section 1.1 Definitions..........................................-1-
            "Agreement"  ....................................................-1-
            "Bankruptcy Code"................................................-1-
            "Bankruptcy Proceeding"..........................................-1-
            "Broker" ........................................................-1-
            "Cash" ..........................................................-1-
            "Cash Collateral Order"..........................................-1-
            "Claims, Rights and Benefits"....................................-1-
            "Closing" .......................................................-2-
            "Closing Costs"..................................................-2-
            "Closing Date"...................................................-2-
            "Confirmation Order".............................................-2-
            "Debtor" ........................................................-2-
            "Debtor Parties".................................................-2-
            "Disbursing Agent"...............................................-2-
            "Disbursing Agreement"...........................................-2-
            "Earnest Money"..................................................-3-
            "Effective Date".................................................-3-
            "Escrow Agent"...................................................-3-
            "Escrow Agreement"...............................................-3-
            "Financing"  ....................................................-3-
            "Governmental Authority".........................................-3-
            "Information"....................................................-3-
            "Insolvency Proceedings".........................................-4-
            "Insolvent"  ....................................................-4-
            "JAD" ...........................................................-4-
            "Land Records"...................................................-4-
            "Liabilities"....................................................-4-
            "Liquidating Trust Agreement"....................................-4-
            "Loan" ..........................................................-4-
            "Loan Documents".................................................-4-
            "Net Cash Collateral"............................................-4-
            "Note" ..........................................................-4-
            "Obligations"....................................................-4-
            "Person" ........................................................-5-
            "Petition Date"..................................................-5-
            "Plan" ..........................................................-5-
            "Pre-Petition Rents".............................................-5-
            "Proof of Claim".................................................-5-

            "Property" ......................................................-5-
            "Purchase Price".................................................-5-
            "Purchaser" .....................................................-5-
            "Purchaser Parties"..............................................-5-
            "Purchaser's Condition Precedent"................................-5-
            "Purchaser's Default"............................................-6-
            "Rents" .........................................................-6-
            "Reserved Claims"................................................-6-
            "Retained Rights and Payments"...................................-6-
            "Securities Laws"................................................-6-
            "Security(ies)"..................................................-6-
            "Seller" ........................................................-7-
            "Seller Parties".................................................-7-
            "Seller's Conditions Precedent"..................................-7-
            "Seller's Default"...............................................-7-
            "Titleholders"...................................................-7-
            "Transfer" ......................................................-7-
            "Transfer Documents".............................................-8-
            "Woodner Estate".................................................-8-
            Section 1.2  Rules of Construction...............................-8-

ARTICLE II - TERMS OF PURCHASE AND SALE......................................-8-
            Section 2.1  Agreement to Purchase and Sell......................-8-
            Section 2.2  Seller's Conditions Precedent to Sale...............-8-
            Section 2.3  Purchaser's Condition Precedent to Sale............-10-
            Section 2.4  Due Diligence Is Satisfied.........................-11-
            Section 2.5  Purchaser's Independent Investigation..............-11-
            Section 2.6  Sale Without Recourse Or Warranties................-13-
            Section 2.7  Distribution to Debtor Parties.....................-14-

ARTICLE III - PURCHASE PRICE; PAYMENT.......................................-14-
            Section 3.1  Earnest Money; Purchase Price......................-14-
                           (a)  Earnest Money...............................-14-
                           (b)  Purchase Price..............................-15-
            Section 3.2  Retained Rights and Payments.......................-15-
            Section 3.3  Closing Costs......................................-16-
            Section 3.4  Payment of Purchase Price..........................-16-
            Section 3.5  Disposition of Earnest Money.......................-16-

ARTICLE IV - CLOSING; TRANSFER DOCUMENTS....................................-17-
            Section 4.1  Closing............................................-17-
            Section 4.2  Transfer Documents.................................-17-
                           (a)  Assignment..................................-17-
                           (c)  UCC Assignments.............................-18-

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                           (d) Substitution of Parties......................-18-
            Section 4.3  Post-Closing Matters...............................-18-
                           (a) Retained Rights and Payments.................-18-
                           (b) Substitution as Party in Interest............-18-
                           (c) Reserved Claims/No Modifications of Plan
                               and Orders...................................-19-

ARTICLE V - ASSUMED OBLIGATIONS; CONFIDENTIALITY; INDEMNITIES...............-19-
            Section 5.1  Assumed Obligations; General Indemnity.............-19-
            Section 5.2  Confidentiality....................................-20-
            Section 5.3  Securities Acknowledgments.........................-20-
            Section 5.4  Securities Indemnity...............................-21-
            Section 5.5  Commercial Transaction.............................-21-

ARTICLE VI - REPRESENTATIONS AND WARRANTIES.................................-22-
            Section 6.1  Representations and Warranties by Purchaser........-22-
                           (a) Corporate Status.............................-22-
                           (b) Power and Authority..........................-22-
                           (c) Agreement Binding............................-23-
                           (d) Solvency; No Fraudulent Conveyance...........-23-
                           (e) Actions Against Purchaser....................-23-
                           (f) Loan Conveyed Without Recourse or Warranties.-23-
            Section 6.2  Representations and Warranties by Seller...........-24-
                           (a) Corporate Status.............................-24-
                           (b) Power and Authority..........................-24-
                           (c) Agreement Binding............................-24-
                           (d) Holder of Loan Documents.....................-24-
                           (e) Solvency; No Fraudulent Conveyance...........-24-
                           (f) Actions Against Seller.......................-25-

ARTICLE VII - DEFAULT/REMEDIES..............................................-25-
            Section 7.1  By Purchaser.......................................-25-
            Section 7.2  By Seller..........................................-26-
            Section 7.3  Post-Closing Defaults..............................-26-
            Section 7.4  General Provisions.................................-26-

ARTICLE VIII - MISCELLANEOUS................................................-27-
            Section 8.1  Assignment.........................................-27-
                           (a) By Seller....................................-27-
                           (b) By Purchaser.................................-27-
            Section 8.2  Notices............................................-28-
            Section 8.3  No Third Party Beneficiary.........................-30-
            Section 8.4  Successors and Assigns.............................-30-

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          Section 8.5    Severability.......................................-30-
          Section 8.6    Modification.......................................-30-
          Section 8.7    Governing Law......................................-30-
          Section 8.8    Consent to Jurisdiction............................-30-
          Section 8.9    Headings...........................................-30-
          Section 8.10   Entire Agreement...................................-31-
          Section 8.11   Broker.............................................-31-
          Section 8.12   No Personal/Joint Liability........................-31-
          Section 8.13   Survival...........................................-32-
          Section 8.14   Waiver of Trial by Jury............................-32-
          Section 8.15   Time Is of Essence.................................-32-
          Section 8.16   Effective Date.....................................-32-
          Section 8.17   No Recording.......................................-32-
          Section 8.18   Informed Consent...................................-32-
          Section 8.19   No Modification of Debt............................-33-
          Section 8.20   Further Assurances.................................-33-
          Section 8.21   Counterparts.......................................-33-
          Section 8.22   Waiver of Certain Rights and Remedies..............-33-

EXHIBITS:

Exhibit A - Loan Documents

Exhibit B - Assignment and Assumption of Loan Documents

Exhibit C - Notice of Assignment of Claims, Rights and Benefits



                                       -v-